UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2004

Cano Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50386	98-040164
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Oil & Gas Commerce Building
309 West 7th Street, Suite 1600
Fort Worth, TX 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 698-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 16, 2004, Cano Petroleum, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Cano Energy Corporation, a Texas corporation, whereby the Company increased its royalty interest by 10% to 65% in and to the oil, gas and mineral leasehold estates and personal property related such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres (the “Davenport Property”).  In consideration for the additional 10% royalty interest, the Company agreed to pay $667,000.00 cash to Cano Energy Corporation as follows: (1) $525,000 cash upon signing the Purchase Agreement; and (2) $142,000 cash on or before October 16, 2004.  Pursuant to the Purchase Agreement, Cano Energy Corporation assigned its rights to the 10% royalty interest to the Davenport Property to the Company.  The assignment is effective as of October 1, 2004, at 12:00 a.m., Central Daylight Time (the “Effective Time”).  For each day after October 16, 2004 that the total purchase price of $667,000.00 is not paid to Cano Energy Corporation, the Effective Time shall be increased by one day.

The Company currently manages Cano Energy Corporation’s accounting and records system (the “System”) and has agreed to correct all material defects to the System prior to September 1, 2004.  The System shall be deemed free of material defects when Cano Energy Corporation’s accounting software, OGAS, reports an accurate balance sheet, historical income statement and historical cash flow statement since inception for an August 31, 2004 report date.  For each day after August 31, 2004 that the System retains material defects, the Effective Time shall be increased by one day.  This adjustment to the Effective Date is in addition to any adjustments that are made to the Effective Date due to delays in payment of the purchase price under the Purchase Agreement.

Item 9.01                     Financial Statements and Exhibits.

 (c) Exhibits:

10.1                           Purchase and Sale Agreement, dated August 16, 2004, by and between Cano Energy Corporation and Cano Petroleum, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    August 25, 2004

CANO PETROLEUM, INC.

By:	/s/ Michael Ricketts
Michael Ricketts
Chief Financial Officer